Exhibit 10.44

RETENTION BONUS AGREEMENT

RETENTION BONUS AGREEMENT (this “Agreement”) made and entered into this 2nd day of November, 2009 by and between Elizabeth A. Smith (the “Executive”) and Kangaroo Holdings, Inc., a Delaware corporation (“KHI”). This Agreement shall be effective as of the Effective Date of the Employment Agreement (as defined below).

WHEREAS, the Executive and OSI Restaurant Partners, LLC, a Delaware corporation (the “Company”) desire to enter into an employment agreement on the date hereof (the “Employment Agreement”); and

WHEREAS, KHI desires to grant a cash retention bonus to the Executive to induce the Executive to execute the Employment Agreement and to commit to employment with the Company for the term set forth in the Employment Agreement and Executive desires to receive a cash retention bonus on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:

1.	Meaning of Terms. Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Employment Agreement.

2.	Retention Bonus.

a.	KHI hereby grants to the Executive a retention bonus (the “Retention Bonus”), which, subject to the requirements of Section 2(b) below, shall vest on each of the first, second, third and fourth anniversaries of the Effective Date (each such date, a “Vesting Date”) in the following amounts: One Million Eight Hundred Thousand Dollars ($1,800,000) on the first anniversary of the Effective Date; Three Million Dollars ($3,000,000) on the second anniversary of the Effective Date; Three Million Six Hundred Thousand Dollars ($3,600,000) on the third anniversary of the Effective Date; and Three Million Six Hundred Thousand Dollars ($3,600,000) on the fourth anniversary of the Effective Date.

b.	In order to receive the portion of the Retention Bonus that vests on an applicable Vesting Date, except as otherwise provided in Section 2(c) below, the Executive must remain continuously employed by the Company through the applicable Vesting Date. Any portion of the Retention Bonus that vests as provided in this Section 2(b) shall be paid to the Executive within thirty (30) days following the applicable Vesting Date, subject to the Executive providing the necessary directions to the Bank as provided for in Section 2(d).

c.	Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, in the event the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive any then unpaid amounts of the Retention Bonus, whether vested or unvested, which amounts shall be reduced (but not below zero) by the Severance Amount (the “Restoration Payment”). KHI shall calculate the amount of the Restoration Payment and shall notify the Executive in writing of such amount no later than the date on which KHI gives written notice to the Executive of the related Withholding Amount. The Restoration Payment shall be paid to the Executive in a lump sum on the date that is sixty (60) days following the date of termination of employment. Any obligation of KHI to the Executive to pay the Restoration Payment under this Section 2(c) is conditioned on (i) the Executive signing and returning an effective Release of Claims and (ii) the Executive’s continued compliance with the Compliance Condition. The Executive agrees that, in the event of her failure to comply with Compliance Condition, KHI shall have the immediate right to cease making the Restoration Payment.

d.

As soon as commercially practicable following the Effective Date, but in no event later than four (4) months following such date, or, if later, execution by the Executive and the Bank (as defined below) of the Security Documentation (as defined below) (the “Deposit Date”), KHI shall deposit an amount equal to Twelve Million Dollars cash ($12,000,000) (the “Cash Collateral”) into a deposit account (the “Account”) at a financial institution (the “Bank”) reasonably acceptable to the Executive and KHI to secure the maximum amount of KHI’s payment obligation to the Executive hereunder, and shall grant to the Executive a first priority perfected security interest in the Account, it being understood that such security interest shall be created under a separate security agreement (the “Security Agreement”) and perfected pursuant to a deposit account control agreement (the “Control Agreement,” together with the Security Agreement and any other security documentation for the Cash Collateral, the “Security Documentation”). KHI and the Executive agree to make good faith efforts to finalize the Security Agreement (and, subject to the Bank’s agreement, the Control Agreement) within thirty (30) days after the Effective Date. The Security Documentation shall be in form and substance sufficient to provide the Executive with “control” (within the meaning of the Uniform Commercial Code) over the Account and consistent with the terms set forth herein and otherwise reasonably acceptable to the Executive and KHI (and, with respect to the Control Agreement, the Bank), and, without limiting KHI’s rights under Section 2(e) below, KHI shall be solely responsible for all charges, fees, and other costs imposed by the Bank in connection with the Bank’s custody, operation, maintenance and administration of the Account. The parties hereby agree that: (i) within ten (10) business days following the date that a vested portion of the Retention Bonus or the Restoration Payment becomes due and payable to the Executive in accordance with the terms of this Agreement, KHI shall notify the Executive in writing of the amount of any taxes or other amounts required to be withheld under applicable law with respect to the amount that is so due and payable hereunder (the “Withholding Amount”); (ii) after receipt of such information from KHI, the Executive shall direct the Bank to transfer from the Account to appropriate Federal, state and local deposit accounts specified by KHI the Withholding Amount, which amount shall constitute, and be reported by KHI as, withholding of Federal, state and local income tax of the Executive; (iii) at any time that is at least one (1) business day after completion of the transfer of the applicable Withholding Amount with respect to that portion of the vested Retention Bonus or Restoration Payment that is due and payable hereunder, the Executive may direct the Bank to transfer from the Account to an account specified by the Executive such remaining amount of the vested Retention Bonus or the Restoration Payment that has become due and payable to the Executive; (iv) if KHI fails to provide the Withholding Amount within the time provided above, the Executive shall be entitled to obtain the Withholding Amount, at KHI’s expense, from the Company’s regular outside auditor (or if such firm fails to deliver such information within an additional fifteen (15) days, a nationally recognized accounting firm that has not been retained by the Executive in the past twelve (12) months and is otherwise independent of the Executive); (v) if KHI fails to provide wiring instructions for deposit of the Withholding Amount in the time provided above, Executive shall direct the Bank to retain the Withholding Amount pending receipt of such instructions and the Executive may then direct the Bank to transfer from the Account to an account specified by the Executive such remaining amount of the vested Retention Bonus or the Restoration Payment that has become due and payable to the Executive; and (vi) if such instructions are not received by the time for payment of taxes in respect of the vested Retention Bonus or Restoration Payment that is due and payable hereunder, as applicable, the Executive shall direct the Bank to pay the Withholding Amount to the applicable taxing authorities as payment of the Executive’s applicable Federal, state and local income taxes in respect of the vested Retention Bonus or Restoration Payment, as applicable. In the event that a Restoration Payment becomes due and payable in accordance with the terms of this Agreement, amounts remaining in the Account shall only be used for the purpose of satisfying such Restoration Payment (including the related Withholding Amount) and in no event shall be used to satisfy any severance obligations that may be owed by the Company to the Executive under the Employment Agreement. Notwithstanding the above, in no event shall the Executive be entitled to direct the Bank to transfer the Restoration Payment until the date that is sixty (60) days following the date of her termination of employment (the “Restoration Payment Date”) and then only if, as of such date, she has signed and returned an effective Release of Claims as required under Section 2(c) above and is otherwise in compliance with the Compliance Condition. The Executive shall direct the Bank, at the same time as the Executive directs the Bank to transfer the amount of the Restoration Payment (net of any related Withholding Amount) to any account specified by the Executive, to transfer all other amounts in the Account, if any, to an account specified by KHI. The Security Agreement shall also provide that if at any time there remains in the Account cash in excess of the amount of the then remaining portion of the Retention Bonus or Restoration Payment that may become payable on a future date, the Executive shall direct the Bank to transfer from the Account to an account specified by KHI, upon its written request, which shall be made no more often than quarterly, any such excess amount and shall further provide that any cash that remains in the Account at any time after the date on which the Executive has received all amounts payable to her under this Agreement shall be distributed to KHI, upon its written request, or if KHI does not so request, the Control Agreement and any other Security Documentation shall be terminated and sole discretion over the Account shall be returned to KHI.

e.

The Executive agrees that she shall not withdraw any amounts from the Account (notwithstanding her ability to do so as a result of her first priority perfected security interest in the Account) prior to the date she is entitled to do so hereunder. If the Executive withdraws any amounts from the Account in breach of the terms of this Agreement, including without limitation this Section 2(e), or if the Executive fails to direct or instruct the Bank as provided under Section 2(d) above with respect to any Withholding Amount, any such action shall constitute “Cause” for purposes of the Employment Agreement without any requirement as to notice or an opportunity to cure, except in the case of any such withdrawal or failure to direct or instruct the Bank with respect to such Withholding Amount while a good faith dispute between the Executive and the Company regarding the nature of the Executive’s termination of employment (a “Termination Dispute”) is pending, in which case any such action shall not constitute “Cause” unless KHI provides the Executive written notice of such breach within fifteen (15) days of its knowledge of such breach and the Executive fails to cure such breach within three (3) business days of receipt by the Executive of such notice by returning such amounts to the Bank or directing or instructing the Bank as required under Section 2(d) above with respect to such Withholding Amount. In addition, if any such breach by the Executive is not cured as provided above (or is not subject to an opportunity to cure as provided above), Executive shall reimburse KHI for any losses, damages, liabilities, costs or other expenses (“Costs”) incurred or suffered by it or any of its affiliates as a result of the Executive’s breach of this Agreement (as determined by a court of competent jurisdiction by entry of a final, nonappealable judgment) or in connection with enforcing KHI’s rights under this Agreement in the event of such breach; provided Costs shall not include any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement (it being acknowledged and agreed by the Executive that in no event will the amount of any improper distributions or withdrawals out of the Account or any costs or expenses associated with collecting or otherwise recouping any such amounts be considered to be special, indirect, consequential or punitive damages). At any time that the Executive believes she is entitled to payment of the vested portion of the Retention Bonus or Restoration Payment under the terms of this Agreement, subject, in the case of any Restoration Payment, to the expiration of the sixty (60) day period described in Section 2(d) above and continued compliance with the Compliance Condition during that period, she may so notify KHI in writing, and KHI shall within twenty (20) days of its receipt of such notice confirm or deny in writing her entitlement thereto. If KHI (i) fails to respond within such period, or confirms in writing the Executive’s entitlement to the vested portion of the Retention Bonus or Restoration Payment, as applicable, and (ii) does not provide, in the case of the Restoration Payment, written notice to the Executive on or prior to the Restoration Payment Date that the Executive has failed to comply with the Compliance Condition (it being understood that any such failure to provide notice shall not constitute a waiver of any rights the Company may have under the Employment Agreement), then the Executive shall be entitled to withdraw from the Account the vested Portion of the Retention Bonus or the Restoration Payment, as applicable (net of any related Withholding Amount), and shall not be subject to termination for “Cause” or payment of Costs as a result of any such withdrawal. Notwithstanding anything to the contrary in this Section 2, in the event of a Termination Dispute or any other dispute between KHI and the Executive to enforce this Agreement, the prevailing party in such dispute shall bear all of the legal fees and expenses and out-of-pocket expenses of the losing party (including attorney, expert and witness fees) to the extent a court of competent jurisdiction determines that the claim, defense or position of the losing party in connection with such dispute was frivolous, or without reasonable foundation, or not asserted in good faith or was wrongfully intended to injure or oppress the prevailing party.

3.	Timing of Payments and Section 409A.

a.	Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b).

b.	For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

c.	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

4.	Withholding; Tax Treatment. All amounts payable under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law. The Executive acknowledges and agrees that KHI shall not have any liability, obligation or responsibility with respect to the amount or timing of any taxes payable by the Executive arising out of this Agreement or the transactions contemplated hereby.

5.	Good Reason. The parties agree that a material breach by KHI of its obligations under this Agreement (including without limitation failure by KHI to deposit the Cash Collateral in the Account on or prior to the Deposit Date), without the Executive’s consent, shall constitute Good Reason under the Employment Agreement; provided that the Executive complies with the notice and other requirements set forth in the definition of Good Reason in the Employment Agreement.

6.	Assignment. Neither KHI nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that KHI may assign its rights and obligations under this Agreement, without the consent of the Executive, to an Affiliate (that will manage the assets and carry on the historic business of the Company following such assignment) or a successor that expressly assumes and agrees in writing to perform this Agreement in the same manner and to the same extent as KHI, including in the event that KHI shall hereafter affect a reorganization, consolidate with, or merge into, any other Person, or transfer all or substantially all of its properties, stock, or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon KHI and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

7.	Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

9.	Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or KHI, with a copy to Stephan G. Bachelder, Bachelder & Dowling, 120 Exchange St., Portland, Maine 04112 or, in the case of KHI, at its principal place of business, attention of the Corporate Secretary of KHI, with a copy to Ropes & Gray LLP, One International Place, Boston, MA 02110, Attention: Newcomb Stillwell and Renata Ferrari or to such other address as either party may specify by notice to the other actually received.

10.	Entire Agreement. This Agreement, together with the Employment Agreement and any other agreements specifically referred to herein or therein, constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the subject matter contained herein.

11.	Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of KHI.

12.	Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14.	Governing Law. This is a Florida contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Florida, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to the jurisdiction of the federal and state courts in and of the State of Florida.

15.	WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED—FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by KHI, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:		KANGAROO HOLDINGS, INC.

By:	/s/Elizabeth A. Smith	By:	/s/Joseph J. Kadow
	Elizabeth A. Smith		Name: Joseph J. Kadow
Title: Executive Vice President